EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of First Real Estate Investment Trust of New Jersey, Inc. on Form S-8 (Nos. 333-79555, 333-142675, 333-201922, and 333-224712) of our report dated January 29, 2024, on our audits of the financial statements and financial statement schedule as of October 31, 2023 and 2022 and for each of the years in the three-year period ended October 31, 2023, which report is included in this Annual Report on Form 10-K to be filed on or about January 29, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

January 29, 2024

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